Exhibit 99.1

Porter Bancorp, Inc. Declares Cash Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 23, 2009--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a cash dividend of $0.20 per share. The dividend is payable on January 4, 2010, to shareholders of record as of December 15, 2009. The per share cash dividend represents the same amount as paid in the previous quarter taking into account the 5% stock dividend paid on November 19, 2009.

“Our cash dividend program is an important part of building long-term shareholder value by returning a portion of our earnings to shareholders,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “Based on the annualized dividend rate, it represents a current yield of approximately 5.5% for stockholders based on our recent stock price.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of September 30, 2009. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in 12 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

This communication is not an offer to sell, or a solicitation of an offer to buy, shares of Porter Bancorp common stock, or the solicitation of any proxies from Citizens First shareholders. The description of the exchange offer contained in this press release is not intended to be a full or detailed description of the terms or conditions of the exchange offer. Porter Bancorp has filed a registration statement, including the prospectus/offer to exchange, with the Securities and Exchange Commission (the “SEC”), regarding the exchange offer. This communication is not a substitute for the prospectus/offer to exchange. INVESTORS AND SECURITY HOLDERS OF PORTER BANCORP AND CITIZENS FIRST ARE URGED TO READ PROSPECTUS/OFFER TO EXCHANGE FILED WITH THE SEC CAREFULLY IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The prospectus/offer to exchange is available for free, both on the SEC Web site (www.sec.gov) and from Porter Bancorp by contacting C. Bradford Harris, Executive Vice President and Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Telephone: (502) 499-4800.

In addition to the registration statement and prospectus/offer to exchange, Porter Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Porter Bancorp at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York and Chicago. Please call the SEC at 1 800 SEC 0330 for more information on the public reference rooms. Porter Bancorp SEC filings also are available to the public from commercial document retrieval services and at www.sec.gov.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800